                                   EXHIBIT 11

                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                 Three Months Ended         Six Months Ended
                                     December 31,            December 31,
                             -------------------------  ------------------------
                                 2004         2003         2004         2003
                             ------------  -----------  -----------  -----------
Net loss                     $  (217,568)    (302,032)    (423,862)    (756,898)
                             ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding   90,967,729   66,023,929   90,513,381   65,912,263

Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants                             -            -            -            -
                             ------------  -----------  -----------  -----------

                              90,967,729   66,023,929   90,513,381   65,912,263
                             ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted          $         *            *            *       ( 0.01)
                             ============  ===========  ===========  ===========

* Less than ($0.01) per share.


Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (76,181,877 at December 31, 2004 and 14,695,210 shares at December 31, 2003) would be to decrease net loss per share.


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